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                                                                       Exhibit 5


                                  June 6, 2003

Wells Fargo & Company
420 Montgomery Street
San Francisco, CA 94163

Ladies and Gentlemen:

     I am Senior Counsel of Wells Fargo & Company (the "Company"), and I have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities & Exchange Commission under the Securities Act of 1933, as amended, relating to the proposed resale by the selling securityholders listed in the Registration Statement of $3,000,000,000 aggregate principal amount of Floating Rate Convertible Senior Debentures due 2033 of the Company (the "Debentures"), issued pursuant to an Indenture dated April 15, 2003 (the "Indenture") between the Company and Citibank, N.A. as Trustee (the "Trustee") and the shares of Common Stock, par value $1 2/3, of the Company (the "Shares"), into which the Debentures are convertible.

     With respect thereto, I, or other attorneys in the Company's Law Department at my request, have examined such corporate records and proceedings and other documents and instruments, including the Registration Statement, and such matters of law as I have deemed necessary or appropriate for purposes of this opinion.

     Based upon and subject to the foregoing and the qualifications stated herein, I advise you that in my opinion:

     1. The Indenture has been duly authorized, executed and delivered by the Company, and (assuming the Indenture has been duly authorized, executed and delivered by the Trustee) constitutes a valid and legally binding instrument enforceable against the Company in accordance with its terms (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and subject to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States); the Debentures have been duly authorized, executed and delivered by the Company and constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture (subject, as to enforcement of remedies, to applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting creditors' rights generally from time to time in effect and subject to general equity principles (regardless of whether enforceability is considered in a proceeding in equity or at law) and except further as

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enforcement thereof may be limited by any governmental authority that limits, delays or prohibits the making of payments outside the United States).

     2. The Shares initially issuable upon conversion of the Debentures have been duly authorized and, when issued upon conversion of the Debentures in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable.

     The opinions expressed herein are subject to the following qualifications:

          (a) I express no opinion with respect to the laws of any jurisdiction other than the laws of the States of Minnesota, the General Corporation Law of the State of Delaware and the federal laws of the United States (the "Opining Jurisdictions"). To the extent that any opinion given herein relates to matters of New York law, I have assumed, with your permission, that the laws of the State of New York are identical in all respects to the laws of the State of Minnesota.

          (b) I express no opinion as to whether, or the extent to which, the laws of any particular jurisdiction apply to the subject matter hereof, including, without limitation, the enforceability of the governing law provision contained in the Debentures and the Indenture.

          (c) I have relied, without investigation, upon the following assumptions: (i) natural persons acting on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question; (ii) each party having rights under the Indenture (other than the Company) has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture enforceable against it; (iii) each party having rights under the Indenture (other than the Company) has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indenture against the Company; (iv) each document submitted to me for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine; and (v) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of the Opining Jurisdictions, are publicly available to lawyers practicing in Minnesota.

          (d) Without limiting any other qualifications set forth herein, the opinions expressed in paragraph 1 regarding the enforceability of the Debentures and the Indenture are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver,
     (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected, (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (iv) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange, (v) may limit the enforceability of provisions providing for compounded interest,

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     imposing increased interest rates or late payment charges upon delinquency in payment or default or providing for liquidated damages or for premiums upon acceleration and (vi) limit the waiver of rights under usury laws.

          (e) The opinions herein expressed are limited to the specific issues addressed and to documents and laws existing on the date hereof. By rendering my opinion, I do not undertake to advise you with respect to any other matter or of any change in such documents and laws or in the interpretation hereof which may occur after the date hereof.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to being named in the Prospectus included therein under the caption "Legal Opinions" with respect to the matters stated therein without implying or admitting that I am an "expert" within the meaning of the Securities Act, or other rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

                                   Very truly yours,

                                   /s/ Mary E. Schaffner

                                   Mary E. Schaffner

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